Exhibit 99.1

SUMMARY OF COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

On January 18 and 19, 2023, the Board of Directors of J.B. Hunt Transport Services, Inc. (the “Company”), through either its Executive Compensation Committee or its independent directors, as applicable, approved the following compensation for each of the Company’s named executive officers and for the Chairman of the Board. All base salaries are effective January 30, 2023. The following compensation excludes awards which may be made under our Management Incentive Plan:

			All Other
	Base	Bonus	Compensation
Named Executive Officer	Salary	($)	($)

John N. Roberts, III
CEO	$1,000,000	(1)	(3), (4)

John Kuhlow
CFO, EVP	$525,000	(1)	(3), (4)

Shelley Simpson
President	$800,000	(1)	(3), (4)

Nicholas Hobbs
COO, President of Contract Services, EVP	$675,000	(1)	(3), (4)

Darren Field
President of Intermodal, EVP	$575,000	(1)	(3), (4)

Kirk Thompson
Chairman of the Board	$446,250	(2)	(3), (4)

(1)

The Company has a performance-based bonus program that is related to the Company’s operating income for calendar year 2023 (the “2023 Company Bonus Plan”). According to the 2023 Company Bonus Plan, John Roberts, as CEO, and Shelley Simpson, as President, may earn a bonus ranging from 15% to 185% of their annual base salary. Each other named executive officer may earn a bonus ranging from 15% to 160% of their annual base salary.

(2)	Kirk Thompson, as Chairman of the Board, is not eligible to participate in the 2023 Company Bonus Plan.

(3)	The Company provides certain perquisites which are disclosed annually in the Company’s proxy statement for its Annual Meeting of Stockholders.

(4)

The Company has a 401(k) retirement plan that includes matching contributions on behalf of each of the named executive officers. The plan is expected to pay each named executive officer approximately $9,000 during 2023.